UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2017

New York REIT, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-36416	27-1065431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500

Boston, MA 02114

(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (617) 570-4750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 19, 2017, New York REIT, Inc. (the “Company”) completed the sale of its property located at 1440 Broadway, New York, New York to CIM Group Acquisitions, LLC, an unaffiliated third party. At the closing, the Company received an aggregate of approximately $192.9 million in cash representing the purchase price of $520.0 million, net of certain closing costs and pro-rations and the full repayment of $305.0 million in mortgage debt encumbering the property.

Item 8.01. Other Events.

On December 20, 2017, the Company extended the maturity date to September 20, 2018 with respect to the indebtedness outstanding under the mortgage loan agreement (the “Mortgage Loan”), dated as of December 20, 2016 and as amended December 6, 2017, by and among the Company, its operating partnership, Column Financial, Inc. (“Column”), as agent and initial lender, and other lenders thereto. The extension was in accordance with the terms of the Mortgage Loan.

Concurrently with this extension, and as a condition thereto in accordance with the terms of the Mortgage Loan, the Company repaid all $91.6 million in indebtedness outstanding under the mezzanine loan agreement (the “Mezzanine Loan”), dated as of December 20, 2016 and as amended by a side letter on December 6, 2017, by and among the Company, its operating partnership, Column, as agent and initial lender, and other lenders thereto.

The terms of the Mortgage Loan and the Mezzanine Loan, as well as the amendments thereto, are described in more detail in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on December 21, 2016 and December 12, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2017	NEW YORK REIT, INC.

	By:	/s/ Wendy Silverstein
Wendy Silverstein
Chief Executive Officer and President